For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports Third Quarter Financial Results

Billings, MT - October 27, 2014 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports third quarter 2014 net income of $19.2 million, or $0.42 per diluted share. Included in third quarter 2014 net income are non-core expenses related to the acquisition of Mountain West Financial Corp. and litigation accruals aggregating $5.1 million. Exclusive of non-core items, the Company's third quarter 2014 core net income was $22.3 million, or $0.49 per diluted share, as compared to core net income of $21.4 million, or $0.48 per diluted share, for the second quarter 2014.

THIRD QUARTER HIGHLIGHTS

•	Successful completion of the merger with Mountain West Financial Corp. on July 31, 2014.

•	Improving asset quality as non-performing assets decreased $5.3 million to 1.08% of total assets as of September 30, 2014.

•	$5.4 million increase in net interest income; $4.5 million of which was attributable to the acquisition of Mountain West Financial Corp.

•	Strong non-interest income growth of $2.8 million, or 10.5%; 2.0% of which was attributable to the acquisition of Mountain West Financial Corp.

•	Stable net interest margin of 3.55%, as compared to 3.54% for the second quarter 2014.

“The highlight of the third quarter was the successful completion of our merger with Mountain West Financial Corp.,” said Ed Garding, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Since closing the merger at the end of July, we have been focused on making a smooth transition for Mountain West’s customers and employees. We are pleased with the early results and we expect this merger to deliver strong value for our shareholders," continued Mr. Garding.

“From an organic standpoint, our total loans were relatively flat during the third quarter, while we saw very strong core deposit inflows. The two strongest areas of deposit growth were non-interest bearing and interest bearing demand deposits, which each increased nearly 7% during the third quarter. As a result of the strong inflow, we saw a nice improvement in our deposit mix, with these two categories comprising 56% of our total deposits, up from 49% at the end of last quarter. We ended the quarter with a loan to deposit ratio of under 70%, which gives us a good opportunity to grow our net interest income as we redeploy our excess liquidity into higher yielding assets in the coming quarters,” said Mr. Garding.

DIVIDEND DECLARATION

On October 27, 2014, the Company's Executive Committee declared a dividend of $0.16 per common share payable on November 17, 2014 to owners of record as of November 6, 2014. This dividend equates to a 2.4% annual yield based on the $26.83 average closing price of the Company's common stock during the third quarter 2014.

ACQUISITION

On February 10, 2014, the Company entered into an agreement and plan of merger to acquire all of the outstanding stock of Mountain West Financial Corp., a Montana-based bank holding company that operates one wholly-owned subsidiary bank, Mountain West Bank, NA, with branches located in five of the Company's current market areas in Montana. The acquisition was completed on July 31, 2014, and the Company merged Mountain West Bank with its existing bank subsidiary, First Interstate Bank, on October 17, 2014.

Consideration for the acquisition was $74.5 million and consisted of cash of $38.5 million and the issuance of 1,378,230 shares of the Company's Class A common stock valued at $26.10 per share, the closing price of the Company's Class A common stock as quoted on the NASDAQ stock market on the acquisition date. As of the acquisition date, Mountain West Financial Corp. had total assets with fair values of $612 million, total loans with fair values of $360 million and deposits with fair values of $515 million. In conjunction with the acquisition, the Company recorded provisional goodwill of $21 million and core deposit intangible assets of $11 million.

RESULTS OF OPERATIONS

Net Interest Income. The Company's net interest income, on a fully taxable equivalent, or FTE, basis, increased $5.3 million to $66.1 million during third quarter 2014, as compared to $60.8 million during second quarter 2014. Net interest income was positively impacted this quarter by the addition of Mountain West Bank and the recognition of $1.3 million of interest accretion related to the fair valuation of acquired loans, $745 thousand of which was due to early loan payoffs. The remaining increase in net FTE interest income was primarily due to one additional accrual day during third quarter 2014.

The Company's net interest margin ratio increased to 3.55% during third quarter 2014, as compared to 3.54% during the second quarter 2014. The yield on interest earning assets was 3.80% during the third quarter and the second quarter of 2014. Funding costs declined to 0.26% during the third quarter 2014, a one basis point reduction from second quarter 2014. The fair value discount on the early payoffs of acquired loans of $745 thousand had a positive impact of 5 basis points this quarter. The Company recovered charged off interest of $732 thousand this quarter, compared to $1.4 million during second quarter 2014. Exclusive of the fair value discount on the early payoff of acquired loans and the impact of interest recoveries, the Company's net interest margin ratio was 3.47% during the third quarter 2014 and 3.46% during the second quarter of 2014.

Non-Interest Income. Non-interest income increased $2.8 million to $29.4 million during third quarter 2014, as compared to $26.6 million during second quarter 2014. The increase attributable to the acquisition of Mountain West Bank was $523 thousand, with the remaining $2.3 million growth due to increases in income from the origination and sale of mortgage loans, debit and credit card interchange fees, service charges on deposit accounts and wealth management revenues.

Income from the origination and sale of loans increased $1.0 million to $7.4 million during third quarter 2014, as compared to $6.4 million during second quarter 2014, primarily due to increased mortgage loan production. The Company's mortgage loan production increased during third quarter 2014, as compared to second quarter 2014, as a result of a 10% increase in purchase volume. Loans originated for home purchases accounted for approximately 81% of the Company's mortgage loan production during third quarter 2014, as compared to 76% during second quarter 2014.

Other service charges, commissions and fees increased $759 thousand to $10.5 million during third quarter 2014, as compared to $9.7 million during second quarter 2014, primarily due to higher interchange fees earned on debit and credit card transactions resulting from higher transaction volumes.

Wealth management revenues increased $548 thousand to $5.2 million during third quarter 2014, as compared to $4.6 million during second quarter 2014, primarily due to a change in fee schedules effective July 1st and as a result of one-time administration fees.

Non-Interest Expense. Non-interest expense increased $9.1 million to $65.0 million during third quarter 2014, as compared to $55.9 million during second quarter 2014. Included in non-interest expense are $5.1 million of expenses which the Company considers to be non-core related to the acquisition and pending litigation. Exclusive of these non-core expenses, core non-interest expense was $59.9 million during third quarter 2014, compared to $55.3 million during second quarter 2014. Increases in core non-interest expense during third quarter 2014, as compared to second quarter 2014, were primarily due to inclusion of two months of Mountain West Bank operating expenses of $3.0 million, higher salaries and wages expense, and an increase in other expenses.

Salaries and wages expense increased $1.5 million to $25.9 million during third quarter 2014, as compared to $24.4 million during second quarter 2014, primarily due to the additional Mountain West Bank salary expense and also as a result of increases in commissioned pay reflective of increased mortgage loan origination.

Employee benefits expense increased $677 thousand to $7.8 million during third quarter 2014, as compared to $7.1 million during second quarter 2014, primarily due to the additional Mountain West Bank employee benefits expense. Additionally, during second quarter 2014, employee benefits expense was reduced by $500 thousand due to the reversal of previously accrued health insurance expense reflective of favorable claims experienced during the first half of 2014.

Other expenses increased $1.5 million to $15.3 million during third quarter 2014, as compared to $13.8 million during second quarter 2014, primarily due to the addition of Mountain West Bank operating expenses and also as a result of debit and credit card issuance costs related to the breach of payment data systems of major retailers.

BALANCE SHEET

Total loans increased $348 million to $4.9 billion as of September 30, 2014, from $4.5 billion as of June 30, 2014, as a result of the acquisition of Mountain West Bank. Exclusive of the acquisition, overall loan growth was flat for the third quarter 2014.

Residential real estate loans grew $63 million to $957 million as of September 30, 2014. Growth of $44 million is attributable to the acquisition, and $19 million was the result of the origination of 1-4 family residential real estate loans not meeting the requirements for sale on the secondary market. These loans are generally five to fifteen year adjustable rate and conventional mortgages.

Consumer loans increased $38 million to $745 million as of September 30, 2014, with an increase of $9 million attributable to the acquisition, and the remainder primarily due to increases in indirect consumer loans. Indirect consumer loans grew organically $26 million to $538 million as of September 30, 2014. Management attributes the increase in indirect consumer loans to continued expansion of the Company's indirect lending program within existing markets.

Goodwill and core deposit intangible assets increased $21 million and $10 million, to $205 million and $14 million, respectively, as of September 30, 2014, as a result of the acquisition.

Total deposits increased $780 million to $7.0 billion as of September 30, 2014, from $6.2 billion as of June 30, 2014, as a result of an increase in deposits from the acquisition of $512 million and organic growth of $268 million. During third quarter 2014, the mix of deposits continued to shift away from higher costing time deposits to lower costing demand deposits, the result of sustained low interest rates. As of September 30, 2014, time deposits comprised 18.0% of total deposits, as compared to 18.4% of total deposits as of June 30, 2014.

Subordinated debentures held by subsidiary trusts increased $20 million, to $103 million as of September 30, 2014 as a result of the merger with Mountain West Financial Corp. The Company intends to repay the $20 million of Mountain West Financial Corp. debentures by year end.

ASSET QUALITY

Non-performing assets continued to decrease during third quarter 2014, ending the quarter at $92 million, or 1.08% of total assets, as of September 30, 2014, the lowest level since 2008. This compares to $97 million, or 1.27% of total assets as of June 30, 2014.

During third quarter 2014, the Company recorded net charged-off loans of $4 million, which was comprised of gross charge-offs of $6 million and gross recoveries of $2 million.

The Company recorded a $261 thousand provision for loan losses during third quarter 2014, compared to a $2 million reversal in the second quarter 2014, as a result of an increase in criticized assets in third quarter. The allowance for loan losses as a percentage of period end loans decreased to 1.53% as of September 30, 2014, from 1.74% as of June 30, 2014, due to the addition of Mountain West Bank loans, which were recorded at fair value on the date of acquisition and for which no allowance for loan losses was required under generally accepted accounting principles as of September 30, 2014.

STOCK REPURCHASE

Pursuant to a stock repurchase program approved by the Company's Board of Directors on November 25, 2013, the Company repurchased and retired 36,703 shares of its Class A common stock during third quarter 2014. The shares were repurchased in a combination of open market and privately negotiated transactions at an aggregate weighted average purchase price of $25.47 per share. Under the stock repurchase program, the Company may repurchase up to an additional 1,637,879 shares of its Class A common stock prior to expiration of the plan on November 25, 2014.

Third Quarter 2014 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss third quarter 2014 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Tuesday, October 28, 2014. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on October 28, 2014 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on November 28, 2014, by dialing 1-877-344-7529 (using conference ID 10053260). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 79 banking offices, including detached drive-up facilities, in 42 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: continuing or worsening business and economic conditions, adverse economic conditions affecting Montana, Wyoming and western South Dakota, credit losses, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, changes in interest rates, access to low-cost funding sources, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, inability to meet liquidity requirements, failure to manage growth, competition, ineffective internal operational controls, environmental remediation and other costs, reliance on external vendors, litigation pertaining to fiduciary responsibilities, failure to effectively implement technology-driven products and services, soundness of other financial institutions, inability of our bank subsidiary to pay dividends, implementation of new lines of business or new product or service offerings, change in dividend policy, volatility of Class A common stock, decline in market price of Class A common stock, dilution as a result of future equity issuances, uninsured nature of any investment in Class A common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousands, except per share data)

	2014			2013
CONDENSED INCOME STATEMENTS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Net interest income	$65,082	$59,727	$58,136	$59,974	$58,956
Net interest income on a fully-taxable equivalent ("FTE") basis	66,129	60,806	59,243	61,109	60,066
Provision for loan losses	261	(2,001)	(5,000)	(4,000)	(3,000)
Non-interest income:
Other service charges, commissions and fees	10,458	9,699	9,156	9,458	9,286
Income from the origination and sale of loans	7,346	6,380	4,660	5,602	7,934
Wealth management revenues	5,157	4,609	4,455	4,350	4,581
Service charges on deposit accounts	4,331	3,929	3,875	4,086	4,360
Investment securities gains (losses), net	(8)	17	71	(25)	30
Other income	2,079	1,937	1,889	2,203	1,416
Total non-interest income	29,363	26,571	24,106	25,674	27,607
Non-interest expense:
Salaries and wages	25,914	24,440	22,442	24,335	22,843
Employee benefits	7,841	7,164	8,313	7,289	7,328
Occupancy, net	4,534	4,253	4,239	4,206	4,292
Furniture and equipment	3,338	3,157	3,201	3,192	3,147
Outsourced technology services	2,346	2,309	2,300	2,382	2,295
Other real estate owned (income) expense, net	(58)	(134)	(19)	1,292	18
Core deposit intangible amortization	688	354	354	354	355
Non-core expenses	5,052	597	—	—	—
Other expenses	15,303	13,780	13,508	14,735	12,301
Total non-interest expense	64,958	55,920	54,338	57,785	52,579
Income before taxes	29,226	32,379	32,904	31,863	36,984
Income taxes	10,071	11,302	11,511	11,088	13,172
Net income	$19,155	$21,077	$21,393	$20,775	$23,812
Core net income**	$22,302	$21,438	$21,349	$20,791	$23,793

PER COMMON SHARE DATA
Net income - basic	$0.43	$0.48	$0.49	$0.47	$0.54
Net income - diluted	0.42	0.47	0.48	0.47	0.54
Core net income - diluted	0.49	0.48	0.48	0.47	0.54
Cash dividend paid	0.16	0.16	0.16	0.14	0.14
Book value at period end	19.40	18.95	18.60	18.15	17.98
Tangible book value at period end**	14.61	14.71	14.37	13.89	13.71

OUTSTANDING COMMON SHARES
At period-end	45,672,922	44,255,012	44,390,095	44,155,063	44,089,962
Weighted-average shares - basic	44,911,858	44,044,260	43,997,815	43,888,261	43,699,566
Weighted-average shares - diluted	45,460,288	44,575,963	44,620,776	44,541,497	44,284,844

SELECTED ANNUALIZED RATIOS
Return on average assets	0.93%	1.12%	1.16%	1.10%	1.28%
Core return on average assets**	1.09	1.14	1.16	1.10	1.28
Return on average common equity	8.55	10.18	10.74	10.32	12.13
Core return on average common equity**	9.96	10.36	10.72	10.31	12.12
Return on average tangible common equity**	11.17	13.16	14.00	13.49	16.01
Net FTE interest income to average earning assets	3.55	3.54	3.52	3.52	3.52

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2014				2013
BALANCE SHEET SUMMARIES	Sept 30		Jun 30	Mar 31	Dec 31	Sep 30
Assets:
Cash and cash equivalents	$819,963		$503,648	$610,531	$534,827	$542,343
Investment securities	2,169,774		2,093,985	2,095,088	2,151,543	2,145,083
Loans held for investment:
Commercial real estate	1,686,509		1,464,947	1,452,967	1,449,174	1,441,297
Construction real estate	367,420		361,009	354,349	351,635	341,284
Residential real estate	957,282		894,502	868,836	867,912	841,707
Agricultural real estate	158,940		162,428	160,570	173,534	176,594
Consumer	745,482		707,035	670,406	671,587	672,184
Commercial	736,908		727,482	707,237	676,544	681,416
Agricultural	136,587		130,280	108,376	111,872	123,565
Other	2,316		2,016	3,626	1,734	1,912
Mortgage loans held for sale	62,938		56,663	38,471	40,861	52,133
Total loans	4,854,382		4,506,362	4,364,838	4,344,853	4,332,092
Less allowance for loan losses	74,231		78,266	81,371	85,339	92,990
Net loans	4,780,151		4,428,096	4,283,467	4,259,514	4,239,102
Premises and equipment, net	207,181		180,341	179,942	179,690	179,785
Goodwill	204,646		183,673	183,673	183,673	183,673
Company owned life insurance	152,761		138,899	138,027	122,175	76,701
Other real estate owned, net	18,496		16,425	16,594	15,504	18,537
Core deposit intangible assets	14,137		3,811	4,165	4,519	4,873
Mortgage servicing rights, net	13,894		13,443	13,474	13,546	13,518
Other assets	100,349		89,058	92,864	99,660	96,485
Total assets	$8,481,352		$7,651,379	$7,617,825	$7,564,651	$7,500,100

Liabilities and stockholders' equity:
Deposits:
Non-interest bearing	$1,637,151		$1,533,484	$1,458,460	$1,491,683	$1,503,969
Interest bearing	5,322,348		4,645,558	4,676,677	4,642,067	4,604,656
Total deposits	6,959,499		6,179,042	6,135,137	6,133,750	6,108,625
Securities sold under repurchase agreements	432,478		462,985	488,898	457,437	428,110
Accounts payable, accrued expenses and other liabilities	63,713		51,456	48,770	52,489	50,900
Long-term debt	36,882		36,893	36,905	36,917	37,128
Subordinated debentures held by subsidiary trusts	102,916		82,477	82,477	82,477	82,477
Total liabilities	7,595,488		6,812,853	6,792,187	6,763,070	6,707,240
Stockholders' equity:
Common stock	321,132		283,697	286,553	285,535	283,352
Retained earnings	572,362		560,469	546,444	532,087	517,456
Accumulated other comprehensive income (loss)	(7,630)		(5,640)	(7,359)	(16,041)	(7,948)
Total stockholders' equity	885,864		838,526	825,638	801,581	792,860
Total liabilities and stockholders' equity	$8,481,352		$7,651,379	$7,617,825	$7,564,651	$7,500,100

CONSOLIDATED CAPITAL RATIOS
Total risk-based capital	16.58%	*	16.69%	16.83%	16.75%	16.68%
Tier 1 risk-based capital	14.94	*	15.02	15.16	14.93	14.85
Tier 1 common capital to total risk-weighted assets	13.07	*	13.45	13.55	13.31	13.33
Leverage Ratio	10.59	*	10.35	10.27	10.08	10.01
Tangible common stockholders' equity to tangible assets**	8.07		8.72	8.58	8.32	8.26

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2014				2013
ASSET QUALITY	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Allowance for loan losses	$74,231	$78,266	$81,371	$85,339	$92,990
As a percentage of period-end loans	1.53%	1.74%	1.86%	1.96%	2.15%

Net charge-offs (recoveries) during quarter	$4,296	$1,104	$(1,032)	$3,651	$2,538
Annualized as a percentage of average loans	0.36%	0.10%	(0.10)%	0.34%	0.23%

Non-performing assets:
Non-accrual loans	$71,915	$79,166	$88,114	$94,439	$94,015
Accruing loans past due 90 days or more	1,348	1,494	1,664	2,232	2,188
Total non-performing loans	73,263	80,660	89,778	96,671	96,203
Other real estate owned	18,496	16,425	16,594	15,504	18,537
Total non-performing assets	91,759	97,085	106,372	112,175	114,740
As a percentage of:
Total loans and OREO	1.88%	2.15%	2.43%	2.57%	2.64%
Total assets	1.08%	1.27%	1.40%	1.48%	1.53%

ASSET QUALITY TRENDS	Provision for Loan Losses	Net Charge-offs (Recoveries)	Allowance for Loan Losses	Accruing Loans 30-89 Days Past Due	Accruing TDRs	Non-Performing Loans	Non-Performing Assets
Q3 2011	$14,000	$18,276	$120,303	$62,165	$35,616	$226,962	$252,042
Q4 2011	13,751	21,473	112,581	75,603	37,376	204,094	241,546
Q1 2012	11,250	7,929	115,902	58,531	36,838	185,927	230,683
Q2 2012	12,000	25,108	102,794	55,074	35,959	136,374	190,191
Q3 2012	9,500	13,288	99,006	48,277	35,428	127,270	167,241
Q4 2012	8,000	6,495	100,511	34,602	31,932	110,076	142,647
Q1 2013	500	3,107	97,904	41,924	35,787	100,535	133,005
Q2 2013	375	(249)	98,528	39,408	23,406	105,471	128,253
Q3 2013	(3,000)	2,538	92,990	39,414	21,939	96,203	114,740
Q4 2013	(4,000)	3,651	85,339	26,944	21,780	96,671	112,175
Q1 2014	(5,000)	(1,032)	81,371	41,034	19,687	89,778	106,372
Q2 2014	(2,001)	1,104	78,266	24,250	23,531	80,660	97,085
Q3 2014	261	4,296	74,231	38,400	20,956	73,263	91,759

CRITICIZED LOANS	Special Mention	Substandard	Doubtful	Total
Q3 2011	$261,501	$305,145	$134,367	$701,013
Q4 2011	240,903	269,794	120,165	630,862
Q1 2012	242,071	276,165	93,596	611,832
Q2 2012	220,509	243,916	81,473	545,898
Q3 2012	223,306	229,826	66,179	519,311
Q4 2012	209,933	215,188	42,459	467,580
Q1 2013	197,645	197,095	43,825	438,565
Q2 2013	192,390	161,786	52,266	406,442
Q3 2013	180,850	168,278	42,415	391,543
Q4 2013	159,081	154,100	45,308	358,489
Q1 2014	174,834	161,103	31,672	367,609
Q2 2014	160,271	155,744	29,115	345,130
Q3 2014	156,469	156,123	39,450	352,042

*Preliminary estimate - may be subject to change.
**See Non-GAAP Financial Measures included herein for a discussion regarding core net income, tangible book value per common share, core return on average assets, core return on average common equity, return on average tangible common equity and tangible common stockholders' equity to tangible assets.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,751,928	$61,445	5.13%	$4,436,786	$56,019	5.06%	$4,327,995	$55,345	5.07%
Investment securities (2)	2,094,449	8,953	1.70	2,091,438	9,017	1.73	2,115,301	9,479	1.78
Interest bearing deposits in banks	548,794	374	0.27	356,911	225	0.25	323,781	207	0.25
Federal funds sold	1,909	3	0.62	1,958	3	0.61	4,772	8	0.67
Total interest earnings assets	7,397,080	70,775	3.80	6,887,093	65,264	3.80	6,771,849	65,039	3.81
Non-earning assets	753,324			669,029			602,316
Total assets	$8,150,404			$7,556,122			$7,374,165
Interest bearing liabilities:
Demand deposits	$2,100,931	$532	0.10%	$1,878,483	$513	0.11%	$1,748,317	$504	0.11%
Savings deposits	1,751,595	616	0.14	1,653,034	598	0.15	1,568,744	601	0.15
Time deposits	1,217,023	2,339	0.76	1,148,832	2,216	0.77	1,260,452	2,716	0.85
Repurchase agreements	439,739	52	0.05	438,744	63	0.06	418,561	58	0.05
Other borrowed funds	1,781	27	6.01	8	—	—	10	—	—
Long-term debt	36,886	482	5.18	36,897	476	5.17	37,132	487	5.20
Subordinated debentures held by subsidiary trusts	89,142	598	2.66	82,477	592	2.88	82,477	607	2.92
Total interest bearing liabilities	5,637,097	4,646	0.33	5,238,475	4,458	0.34	5,115,693	4,973	0.39
Non-interest bearing deposits	1,570,121			1,443,239			1,428,099
Other non-interest bearing liabilities	54,722			44,291			51,564
Stockholders’ equity	888,464			830,117			778,809
Total liabilities and stockholders’ equity	$8,150,404			$7,556,122			$7,374,165
Net FTE interest income		66,129			60,806			60,066
Less FTE adjustments (2)		(1,047)			(1,079)			(1,110)
Net interest income from consolidated statements of income		$65,082			$59,727			$58,956
Interest rate spread			3.47%			3.46%			3.42%
Net FTE interest margin (3)			3.55%			3.54%			3.52%
Cost of funds, including non-interest bearing demand deposits (4)			0.26%			0.27%			0.30%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of travel expenses and professional fees, and nonrecurring litigation expenses. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments are presented net of estimated income tax expense.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited, $ in thousands, except share and per share data)

		2014			2013
		Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Net income		$19,155	$21,077	$21,393	$20,775	$23,812
Adj: investment securities (gains) losses, net		8	(17)	(71)	25	(30)
Plus: acquisition & nonrecurring litigation expenses		5,052	597	—	—	—
Adj: income taxes		(1,913)	(219)	27	(9)	11
Total core net income	(A)	22,302	21,438	21,349	20,791	23,793

Total non-interest income		$29,363	$26,571	$24,106	$25,674	$27,607
Adj: investment securities (gains) losses, net		8	(17)	(71)	25	(30)
Total core non-interest income		29,371	26,554	24,035	25,699	27,577
Net interest income		65,082	59,727	58,136	59,974	58,956
Total core revenue		$94,453	$86,281	$82,171	$85,673	$86,533

Total non-interest expense		$64,958	$55,920	$54,338	$57,785	$52,579
Less: acquisition & nonrecurring litigation expenses		(5,052)	(597)	—	—	—
Core non-interest expense		$59,906	$55,323	$54,338	$57,785	$52,579

Total quarterly average stockholders' equity	(B)	$888,464	$830,117	$807,940	$799,198	$778,809
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(208,346)	(187,710)	(188,078)	(188,415)	(188,778)
Average tangible common stockholders' equity	(C)	$680,118	$642,407	$619,862	$610,783	$590,031

Total stockholders' equity, period-end		$885,864	$838,526	$825,638	$801,581	$792,860
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(218,799)	(187,502)	(187,858)	(188,214)	(188,569)
Total tangible common stockholders' equity	(D)	$667,065	$651,024	$637,780	$613,367	$604,291

Total assets		$8,481,352	$7,651,379	$7,617,825	7,564,651	7,500,100
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(218,799)	(187,502)	(187,858)	(188,214)	(188,569)
Tangible assets	(E)	$8,262,553	$7,463,877	$7,429,967	$7,376,437	$7,311,531

Total quarterly average assets	(F)	$8,150,404	$7,556,122	$7,487,960	$7,491,253	$7,374,165

Total common shares outstanding, period end	(G)	45,672,922	44,255,012	44,390,095	44,155,063	44,089,962
Weighted-average common shares - diluted	(H)	45,460,288	44,575,963	44,620,776	44,541,497	44,284,844

Core earnings per share, diluted	(A/H)	$0.49	$0.48	$0.48	$0.47	$0.54
Tangible book value per share, period-end	(D/G)	14.61	14.71	14.37	13.89	13.71

Annualized net income	(I)	$75,995	$84,540	$86,761	$82,423	$94,472
Annualized core net income	(J)	88,481	85,988	86,582	82,486	94,396

Core return on average assets	(J/F)	1.09%	1.14%	1.16%	1.10%	1.28%
Core return on average common equity	(J/B)	9.96	10.36	10.72	10.32	12.12
Return on average tangible common equity	(I/C)	11.17	13.16	14.00	13.49	16.01
Tangible common stockholders' equity to tangible assets	(D/E)	8.07	8.72	8.58	8.32	8.26

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com